UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2010 (July 15, 2010)

Cardtronics, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-33864	76-0681190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Briarpark, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832-308-4000)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On July 15, 2010, Cardtronics, Inc. (the “Company”) entered into a $175.0 million credit facility governed by the Credit Agreement among the Company, the subsidiary guarantors party thereto,  the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”).  The agreement has an initial termination date of February 2013; however, such date can be extended to July 2015 in the event the Company’s Existing Senior Notes are no longer outstanding or have been refinanced with a maturity date later than December 2015.

Under the terms of the Credit Agreement, loans will bear interest at either the LIBOR or base rate, at the Company’s election, plus an applicable margin, based on the Company’s Total Leverage Ratio.  The Company’s Total Leverage Ratio will be calculated as follows:  as of the end of any fiscal quarter, the ratio of (i) all indebtedness evidenced by a note, bond, debenture or similar items with regularly scheduled interest payments and a maturity date, subject to certain exceptions (“Consolidated Funded Indebtedness”) as of such date to (ii) consolidated adjusted EBITDA adjusted to include consolidated adjusted EBITDA for business acquisitions made (“Consolidated Adjusted Pro Forma EBITDA”) for the four quarter period then ended.

The Credit Agreement contains representations, warranties and covenants that are customary for similar credit arrangements, including, among other things, covenants relating to (i) financial reporting and notification, (ii) payment of obligations, (iii) compliance with applicable laws and (iv) notification of certain events.

Financial covenants will also require the Company to maintain:

- A ratio of (i) the sum of (a) Consolidated Funded Indebtedness as of such date minus (b) subordinated indebtedness as of such date to (ii) Consolidated Adjusted Pro Forma EBITDA for the four quarter period then ended (the “Senior Leverage Ratio”) of no more than 2.25 to 1.00;

- A Total Leverage Ratio of no more than 4.00 to 1.00; and

- A ratio of (a) the sum of (i) Consolidated Adjusted Pro Forma EBITDA for the four quarter period then ended, minus (ii) capital expenditures of the Company and the restricted subsidiaries for such period, minus (iii) dividends and distributions in respect of its equity interests paid by the Company and the restricted subsidiaries during such period (excluding any such dividends and distributions paid to an obligor or restricted subsidiary), minus (iv) consideration paid by the Company for repurchase or redemption of its equity interests held by its employees, directors and officers during such period in excess of $5,000,000, minus (v) consideration paid by the Company for repurchase or redemption of its equity interests held by other persons during such period in excess of $10,000,000, minus (vi) cash taxes paid by the Company and the restricted subsidiaries during such period, to (b) cash interest expense (the “Fixed Charge Coverage Ratio”) of at least 1.50 to 1.00.

The Credit Agreement contains various customary restrictive covenants, subject to certain exceptions that prohibit the Company from, among other things, incurring additional indebtedness or guarantees, creating liens or other encumbrances on property or granting negative pledges, entering into a merger or similar transaction, selling or transferring certain property, making certain restricted payments and entering into transactions with affiliates.

The failure to comply with the foregoing covenants will constitute an event of default (subject, in the case of certain covenants, to applicable notice and/or cure periods) under the Credit Agreement.  Other events of default under the Credit Agreement include, among other things, (i) the failure to timely pay principal, interest, fees or other amounts due and owing, (ii) the inaccuracy of representations or warranties in any material respect, (iii) the occurrence of certain bankruptcy or insolvency events, (iv) loss of lien perfection or priority and (v) the occurrence of a change in control.  The occurrence and continuance of an event of default could result in, among other things, termination of the Lenders’ commitments and acceleration of all amounts outstanding.  The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s existing and future domestic subsidiaries, subject to certain limitations.  In addition, the Company’s obligations under the Credit Agreement, subject to certain exceptions, are secured on a first-priority basis by liens on substantially all of the tangible and intangible assets of the Company and the guarantors.

Item 1.02                      Termination of a Material Definitive Agreement

Concurrent with entering into the New Credit Facility (as described in Item 1.01 above), the Company terminated its Existing Credit Facility as provided for under the Third Amended and Restated First Lien Credit Agreement, dated as of May 17, 2005, among the Company, as borrower, the guarantors party thereto, BNP Paribas, as administrative agent, and the other agents and lenders party thereto, as such agreement has been amended through the date hereof.  No material termination fees or penalties were incurred by the Company in connection with the termination of the Existing Credit Facility, which was due to mature on May 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cardtronics, Inc.

Date: July 20, 2010	By: /s/ J. CHRIS BREWSTER
Name:  J. Chris Brewster
Title:  Chief Financial Officer